Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2013 RESULTS;
19% SALES INCREASE PRODUCES RECORD REVENUE QUARTER

Financial Highlights:

•	Revenue of $84.7 million, an increase of 19.0% from $71.2 million in 1Q13 and an increase of 19.6% from $70.8 million in 2Q12.

•	Net income of $0.04 per basic and diluted share, compared to net income of $0.02 per basic and diluted share in 1Q13 and a net loss of $0.11 per diluted share in 2Q12.

◦	Gross margin of 53.3%, compared to 53.6% in 1Q13 and 52.3% in 2Q12.

◦
2Q13 operating expenses of $38.1 million, compared to operating expenses of $35.5 million in 1Q13 and $39.8 million in 2Q12. 2Q13 operating expenses included $1.4 million in R&D variable cost related to program timing, $0.7 million in variable spending primarily related to sales increases. 2Q13 financial results included a $1.9 million ($0.02 per basic and diluted share) income tax expense and $0.7 million of amortization expense from acquired intangibles.

HILLSBORO, OR - July 25, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal second quarter ended June 29, 2013.

For the second quarter, revenue was $84.7 million, an increase of 19.0% from $71.2 million reported in the prior quarter, and an increase of 19.6% from the $70.8 million reported in the same quarter a year ago. FPGA revenue for the second quarter was $26.0 million, compared to $22.9 million in the prior quarter, and $24.9 million in the same quarter a year ago. PLD revenue for the second quarter was $58.7 million, compared to $48.3 million reported in the prior quarter, and $45.9 million in the same quarter a year ago.

Net income for the second quarter was $5.0 million ($0.04 per basic and diluted share), compared to the prior quarter net income of $1.9 million ($0.02 per basic and diluted share) and net loss of $12.5 million ($0.11 per basic and diluted share) reported in the same quarter a year ago. The second quarter of 2013 included tax expense of $1.9 and amortization expense from acquired intangibles of $0.7 million, compared with the first quarter of 2013 tax expense of $0.7 million, amortization expense from acquired intangibles of $0.7 million and restructuring charges of $0.2 million. Second quarter of 2012 results included approximately $1.0 million of acquisition related costs, $0.1 million of restructuring related charges, and $10.5 million income tax expense.

Darin G. Billerbeck, President and Chief Executive Officer, said, “We achieved the Company's highest quarterly revenue level in over a decade, while maintaining a healthy gross margin and doubling our net income per share compared to the prior quarter. Growth was driven by our consumer end market and increased new product category sales. The broader communications market in Asia continues to rebound, while computing and industrial are lagging. Overall, we are confident and encouraged by the successful execution of our business strategy, along with our customer and market diversification efforts.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Gross margin for Q2 was 53.3%, which is above the high end of our guidance. We were able to achieve this quarterly improvement through effective supply chain management and ongoing cost controls, while continuing to support ramping customer products. Our operating expenses came in $600 thousand above our guidance of $37.5 million, primarily due to higher variable spending related to our increased sales and higher R&D variable cost in support of new business opportunities. Specifically, Q2 operating expenses included $1.4 million in program related R&D variable cost and $0.7 million in variable spending primarily related to higher sales. We continue to focus on aggressive operating expense control; quarterly fluctuations will continue to be dependent on variable expenses related to revenue levels and the timing of R&D spending as we opportunistically support new products and new capabilities.”

Recent Business Highlights:

•
Signed Global Distribution Agreement with Future Electronics: Lattice and Future jointly announced the companies have entered into an agreement whereby Future Electronics is now authorized to sell Lattice's complete portfolio of innovative low power, low cost FPGA, CPLD and programmable power management design solutions worldwide. This partnership will allow Lattice to expand its technically focused, global distribution network with Future's demand creation expertise and vast global footprint.

•
Introduced New Automotive Grade FPGAs to Accelerate Affordable Innovation: Lattice introduced AEC-Q100-certified "Lattice Automotive (LA)" devices in its award-winning LatticeECP3™ FPGA family. The six new devices leverage Lattice's expertise in low power, small size, and cost optimized FPGAs to deliver programmable technology that can be used for all classes of automobile, as well as automotive aftermarket products. The world's smallest automotive qualified FPGA with SERDES enables designers to rethink the automobile to improve fuel efficiency, safety, and access to entertainment.

Business Outlook - Third Quarter 2013:

•	Revenue is expected to be flat plus or minus 2% on a sequential basis.

•	Gross margin percentage is expected to be approximately 52% plus or minus 2%.

•	Total operating expenses are expected to be approximately $36.9 million, including approximately $0.8 million of expenses associated with our Q3 San Jose office move.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the second quarter of 2013 and business outlook for the third quarter of 2013 on Thursday, July 25, 2013 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 13777011. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on August 1, 2013, by telephone at 1-404-537-3406. To access the replay, use conference identification number 13777011. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: rebounding of the broader communications market in Asia and the lagging of computing and industrial markets; execution of our business strategy and our customer and market diversification efforts; our aggressive control of operating expenses and quarterly operating expense fluctuations being dependent on variable expenses related to revenue levels and the timing of R&D spending as we opportunistically support new products and new capabilities; and those statements under the heading “Business Outlook - Third Quarter 2013” relating to expected revenue, gross margin, total operating expenses, and projected charges associated with the Company's move to a new facility in San Jose, California. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE™, MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2013	March 30, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenue	$84,694	$71,158	$70,792	$155,852	$142,492
Costs and expenses:
Cost of products sold	39,584	33,003	33,741	72,587	65,956
Research and development	20,267	18,114	19,363	38,381	38,509
Selling, general and administrative	17,072	16,498	19,405	33,570	37,328
Acquisition related charges (1)	737	749	982	1,486	2,689
Restructuring (2)	19	153	87	172	643
	77,679	68,517	73,578	146,196	145,125
Income (loss) from operations	7,015	2,641	(2,786)	9,656	(2,633)
Other (expense) income, net	(54)	(52)	694	(106)	758
Income (loss) before provision for income taxes	6,961	2,589	(2,092)	9,550	(1,875)
Provision for income taxes (3)	1,921	699	10,450	2,620	18,381
Net Income (loss)	$5,040	$1,890	$(12,542)	$6,930	$(20,256)

Net Income (loss) per share (4):
Basic	$0.04	$0.02	$(0.11)	$0.06	$(0.17)
Diluted	$0.04	$0.02	$(0.11)	$0.06	$(0.17)

Shares used in per share calculations (4):
Basic	115,733	115,391	117,874	115,562	118,024
Diluted	117,109	116,714	117,874	116,935	118,024
______________________
Notes:

(1)
During the first six months of fiscal 2012, the Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue. During the first six months of 2013, Acquisition related charges consist of amortization of acquired intangible assets.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plans announced on October 12, 2012 and April 21, 2011.

(3)	The tax provision for the three and six months ended June 30, 2012 reflects our new global tax structure and the resulting intercompany sale of inventory and fixed assets.

(4)
For the three and six month periods in fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For the three and six month periods in fiscal 2013, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 29, 2013	December 29, 2012
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$174,224	183,401
Accounts receivable, net	63,605	46,947
Inventories	49,654	44,194
Other current assets (1)	13,342	12,527
Total current assets	300,825	287,069

Property and equipment, net	41,733	40,384
Long-term marketable securities	4,717	4,717
Other long-term assets	8,503	6,854
Intangible assets, net of amortization	13,957	15,430
Goodwill	44,808	44,808
Deferred income taxes (1)	13,757	15,357
	$428,300	$414,619

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$42,013	42,540
Deferred income and allowances on sales to sell-through distributors	13,890	10,553
Total current liabilities	55,903	53,093

Other long-term liabilities (1)	5,222	3,976
Total liabilities	61,125	57,069

Stockholders' equity	367,175	357,550
	$428,300	$414,619
______________________
Notes:

(1)
In June 2013 the company early adopted, with retrospective application, the requirements of ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Accordingly, previous periods have been revised to conform with current period presentation. This resulted in both long-term taxes payable and deferred tax assets declining by approximately $14 million for all periods presented.

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	2Q13	1Q13	2Q12
Operations Information
Percent of Revenue
Gross Margin	53.3%	53.6%	52.3%
R&D Expense	23.9%	25.5%	27.4%
SG&A Expense	20.2%	23.2%	27.4%

Depreciation and amortization (in thousands)	4,894	5,066	5,243
Capital expenditures (in thousands)	3,783	3,054	4,632
Stock compensation expense (in thousands)	2,513	1,912	2,054
Restructuring and severance related charges (in thousands)	19	153	1,493
Taxes paid (cash, in thousands)	104	852	53

Balance Sheet Information
Current Ratio	5.4	5.1	5.8
A/R Days Revenue Outstanding	68	71	77
Inventory Months	3.8	4.0	3.3

Revenue% (by Product Family)
PLD	69%	68%	65%
FPGA	31%	32%	35%

Revenue% (by Product Classification) (1)
New	46%	39%	20%
Mainstream	42%	47%	60%
Mature	12%	14%	20%

Revenue% (by Geography)
Asia	74%	69%	70%
Europe (incl. Africa)	14%	18%	17%
Americas	12%	13%	13%

Revenue% (by End Market) (2)
Communications	38%	39%	46%
Industrial & Other	23%	26%	33%
Computing	8%	10%	13%
Consumer	31%	25%	8%

Revenue% (by Channel)
Sell-through distribution	44%	49%	56%
Direct	56%	51%	44%

(1) New: LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the first quarter of 2013, the Company refined its methodology for assigning revenue to End Market categories. All periods presented have been revised to conform to this methodology.